CENTER BANCORP, INC ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
Union, NJ, October 26, 2006

UNION, NJ -- (MARKET WIRE) -- 10/26/06 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company of Union Center National Bank, today reported operating results for the third quarter ended September 30, 2006. Third quarter 2006 net income amounted to $1.3 million, as compared with net income of $2.0 million in the third quarter of 2005. Earnings per share amounted to $0.10 on a diluted per common share basis, as compared with $0.15 per share for the third quarter of 2005. Results for the third quarter reflect positive growth trends and expense reductions, offset by net interest margin compression during the period.

For the nine months ended September 30, 2006, the Corporation reported net income of $1.6 million, or $0.12 on a diluted per common share basis. Nine month results reflect the impact of a $2.4 million, or $0.18 per share, after-tax charge in the first quarter of 2006, in connection with the restructuring of the Corporation’s balance sheet announced on March 24, 2006. The Corporation earned $5.7 million, or $0.49 per diluted common share, for the nine-months ended September 30, 2005.

Third quarter highlights:

▪	Average total loans grew by 6.9% over the third quarter of 2005 and by 4.4% over the second quarter of 2006, led by growth in commercial and commercial real estate loans.

▪	Continued repositioning of the balance sheet, as planned, evidenced by a $169 million reduction of the securities portfolio and a $167 million decrease in wholesale borrowings year-to-date.

▪	Other expenses decreased by 3.4% from the third quarter of 2005 and by 1.7% from the second quarter of 2006.

▪	Credit quality continues to remain high.

▪	Total assets of $1.0 billion at September 30, 2006, which continues to position the Corporation as one of the largest New Jersey headquartered financial institutions.

Commenting on the results for the third quarter, President and Chief Executive Officer John J. Davis stated, “Our business plan is designed to position the Corporation for enhanced earnings and shareholder returns. Through implementation of our plan, we achieved positive results this quarter despite a challenging interest rate environment. Our loan portfolio continues to grow and we significantly improved the quality and composition of our balance sheet by reducing our securities portfolio and by decreasing borrowings. Credit quality is strong and expenses are lower. We will continue to pursue our strategic plan and expect to generate attractive returns for our shareholders.”

"The yield curve has been significantly flatter than had been expected. As a result, our net interest margin declined by 19 basis points from the third quarter of 2005 to the third quarter of 2006 and by 14 basis points from the first nine months of 2005 to the first nine months of 2006. Due to the uncertainty of the timing and direction of interest rates in general, we expect that our net interest margin for the fourth quarter of 2006 and for the entire year will be lower than our net interest margin for the comparable periods in 2005.”

Mr. Davis added, “We continue to demonstrate our strengths in commercial lending, credit quality and core deposit generation. Moreover, the key markets where we operate remain attractive. Our Boonton/Mountain Lakes office is now open and we look forward to expanding in this marketplace. Accordingly, we continue to be encouraged by our long-term prospects.”

Net Interest Income

Total interest income on a fully taxable-equivalent basis for the third quarter of 2006 decreased by $19,000, or 0.13%, to $14.2 million, from the comparable 2005 quarterly period, while total interest expense for the third quarter of 2006 increased by $1.3 million, or 19.7%, to $7.7 million over the same quarterly period of 2005.

For the nine months ended September 30, 2006, total interest income on a fully tax-equivalent basis increased by $2.8 million, or 7.32%, to $41.6 million as compared to the nine months ended September 30, 2005. For the nine months ended September 30, 2006, total interest expense increased by $4.8 million, or 29.24%, to $21.3 million, as compared to the same period last year.

The Corporation recorded net interest income of $6.0 million for the three months ended September 30, 2006 and $18.7 million for the nine months ended September 30, 2006. This compared with net interest income of $7.2 million for the three months ended September 30, 2005 and $20.4 million for the nine months ended September 30, 2005. The decrease in net interest income for both the three and nine months ended September 30, 2006 related principally to the increase in interest expense during these periods.

The three and nine month increases in interest expense reflect the impact of the rise in short term interest rates, the sustained flatness of the yield curve and intense competition for deposits. The Corporation reduced its average borrowings by $166.5 million during the third quarter of 2006 as compared with the same quarter in 2005. The average balance of interest-bearing liabilities, including borrowings, declined by $100.9 million, or 11.0%, to $816.1 million in the current third quarter. However, the positive effect of the reduction in this type of funding source was offset by an increase in the average cost of funds, which rose (on an annualized basis) by 96 basis points to 3.76% from 2.80% during the third quarter of 2005.

Average interest-earning assets for the three months ended September 30, 2006 declined by $117.2 million, or 10.82%, to $965.6 million, reflecting the Corporation’s balance sheet repositioning. The repositioning at the end of the first quarter of 2006 included the sale of $86.3 million of securities with an average yield under 4.0%. While the annualized average yield on earnings assets for the third quarter of 2006 increased 63 basis points over the annualized average yield during the third quarter of 2005, it was not sufficient to offset the effect of the rise in the average cost of funds over the same period.

For the three months ended September 30, 2006, the Corporation’s net interest spread declined 33 basis points to 2.13% (annualized) as compared to 2.46% (annualized) for the comparable three month period in 2005 and the Corporation’s net interest margin (net interest income as a percentage of earning assets, calculated on an annualized basis) declined by 19 basis points from 2.89% to 2.70%. For the first nine months of 2006, the Corporation's net interest spread and net interest margin were equal to 2.24% (annualized) and 2.79% (annualized), respectively, down 30 and 14 basis points, respectively, from the same measures in the year-earlier nine-month period.

The Federal Reserve Board paused in August and September 2006 and did not continue to raise the Federal Funds target rate in the third quarter. The yield curve, however, continued to flatten and has been inverted during the period, causing continued upward pressure on short term funding costs, which continued to exert pressure on interest margins.

Other Income

Total other income decreased $289,000 for the third quarter of 2006 compared with the third quarter of 2005, primarily as a result of declines in service charges and other fee revenue coupled with a $114,000 decrease in gains on securities sold. The Corporation continues to pursue opportunities to expand other non-interest income.

Excluding net securities losses and gains in the respective periods, the Corporation recorded other income of $2.4 million in the nine months ended September 30, 2006, compared to $2.7 million in the nine months ended September 30, 2005. The 11% decrease stemmed from a $141,000 decline in service charges, decreased commissions and fees revenue which was related to a one time commission on deluxe check book charges in 2005, lower overdraft fees and service charge income on deposit accounts, and a $181,000 decline in other income. The decline in other income was attributable to a decline in letter of credit income, loan fees and revenue from the Corporation’s sale of third-party investment products through its branch network. Including net securities losses and gains, which takes into account the balance sheet repositioning undertaken during the first quarter of 2006, the Corporation recorded a loss of $985,000 from other income sources in the nine months ended September 30, 2006 as compared with other income of $3,038,000 in the nine months ended September 30, 2005.

Other Expense

Other expense for the third quarter of 2006 totaled $5.7 million, a decrease of $202,000 or 3.40% over the comparable period in 2005. The changes in operating expenses during the third quarter resulted primarily from a $61,000 increase in other general and administrative expenses offset by reductions in salaries and benefits expense and bank premise and equipment. The amortization of core deposit intangibles ("CDI") accounted for $29,000 and $54,000, respectively, of other expense in the current and year-earlier third quarters, with the increase reflecting the CDI amortization stemming from the acquisition of Red Oak Bank in May, 2005.

Salaries and benefits decreased by $213,000, or 6.72%, to $2.96 million, reflecting a reversal of incentive accruals during the third quarter of 2006 despite an increase in staffing in comparison to the prior quarterly period in 2005. Full time equivalent staffing levels were 214 as of September 30, 2006 compared to 203 as of September 30, 2005. The change in staffing levels includes the impact of the acquisition of Red Oak Bank in 2005 and staffing for the Boonton/Mountain Lakes branch which opened in October of 2006.

Other expense for the nine-months ended September 30, 2006 totaled $17.7 million, an increase of $1.0 million, or 6.01%, over the comparable period in 2005. Higher operating expenses during the nine-month period resulted primarily from increases in other general and administrative expenses. Other general and administrative expense increased $739,000, reflecting increases in professional consulting, compliance, audit fees, insurance and stationary and printing expense. Amortization of CDI accounted for $92,000 and $72,000, respectively, of other expense in the current nine month period and the comparable nine month period in 2005.

For the nine months ended September 30, 2006, salaries and benefits increased by $225,000, or 2.49%, to $9.3 million, reflecting increases in salary and benefit expense due to normal merit and promotional increases, pension expense, and stock option expense under FAS 123(R), as compared with the nine months ended September 30, 2005.

Income Tax Expense

The effective tax rate, exclusive of the impact of the realized loss on securities sold, continues to be less than statutory rates, substantially as a result of tax-free income generated from the Corporation's municipal and other tax advantaged investments.

The Corporation recorded an income tax benefit of $78,000 in the current third quarter, compared to a tax expense of $478,000 for the third quarter of 2005. The decline was primarily due to a $1.3 million decline in pre-tax income to $1.2 million for the three months ended September 30, 2006.

The Corporation recorded an income tax benefit of $1.6 million for the nine months ended September 30, 2006, compared to a tax expense of $1.0 million for the comparable 2005 period. The decline was primarily due to the fact that the Corporation recorded a pre-tax loss of $27,000 for the nine months ended September 30, 2006, as compared with pre-tax income of $6.8 million for the nine months ended September 30, 2005.

Balance Sheet Summary

The Corporation had total assets of $1.0 billion at September 30, 2006, down $142.3 million from the September 30, 2005 total and down $84.4 million from the balance at December 31, 2005. The reduction in assets reflects the balance sheet restructuring announced in the first quarter of 2006. The Corporation utilized a portion of the cash flows generated by redemptions and sales of securities to fund increased loans. During the nine months ended September 30, 2006, the Corporation experienced growth in its deposits and reduced its borrowings. Loans totaled $537.4 million at September 30, 2006, up $31.5 million, or 6.2%, from the year-end 2005 balance, and an increase of $34.5 million, or 6.87%, from the balance recorded at September 30, 2005. On September 30, 2006, securities totaled $399.9 million, a decline of $128.8 million, or 24.4%, from the year-end 2005 balance, and a decline of a $183.2 million, or 31.4%, from the balance recorded at September 30, 2005.

Deposits totaled $731.7 million at September 30, 2006, an increase of $31.1 million from the December 31, 2005 balance, and up $50.5 million from the balance recorded at September 30, 2005. With short-term borrowings at $182.5 million at September 30, 2006, the level of borrowed funds was consistent with the Corporation’s goal of reducing its reliance on short-term borrowings.

Stockholders' equity totaled $96.7 million at September 30, 2006, down $2.8 million from the December 31, 2005 total, and down $3.4 million from the balance at September 30, 2005. Tangible stockholders' equity (representing total stockholders’ equity less recorded intangible assets) totaled $79.3 million at September 30, 2006, down $2.7 million and $3.3 million, respectively, from December 31, 2005 and September 30, 2005, respectively.

Loans

Total average loan volume for the third quarter of 2006 increased to $532.5 million, an increase of $34.4 million, or 6.89%, from $498.1 million for the comparable quarter of the previous year. On a linked sequential quarter comparison, total average loans increased by $22.4 million, from $510.1 million on average during the second quarter of 2006. The Corporation continues to focus on building loan volume in its marketplace.

For the nine months ended September 30, 2006, total average loan volume was $515.1 million, an increase of $76.6 million, or 17.46%, from $438.6 million on average for the nine months ended September 30, 2005.

The Corporation had total loans of $537.4 million at September 30, 2006, representing a $31.5 million, or 6.23%, increase from the Corporation’s balance at December 31, 2005. At September 30, 2006, the Corporation had outstanding commitments of $12.7 million, with commercial and commercial real-estate loans representing 66.9% of that amount. Management expects loan balances to continue to grow during the fourth quarter of 2006, fueled by a continued increase in the commercial sectors of the Corporation’s loan portfolio.

Asset Quality

Asset quality remained strong during the third quarter of 2006. At September 30, 2006, non-performing assets totaled $661,000. Non-performing assets represented 0.64% of total assets at September 30, 2006.

Reflecting the current quality of the Corporation’s assets, and despite the increase in the average size of the loan portfolio, the Corporation did not make any provisions to the allowance for loan losses during 2006. At September, 30 2006, the total allowance for loans amounted to $4.9 million, or 0.91% of total loans. At September 30, 2006, total non-accrual loans amounted to $314,791, or 0.59% of total loans.

Securities

Consistent with the balance sheet strategies outlined by management in the first quarter of 2006, the Corporation continued to reduce the size of its investment securities portfolio at September 30, 2006 from the levels recorded at September 30, 2005 and December 31, 2005. Securities totaled $399.9 million at September 30, 2006, representing 38.8% of total assets, compared to $583.1 million, representing 49.7% of total assets, at September 30, 2005, and $528.7 million, representing 47.4% of total assets, at December 31, 2005.

Reflecting the lower balance of the securities portfolio and an increase in market interest rates over the course of the quarter, the net unrealized loss on securities available for sale decreased to $4.8 million at September 30, 2006 from $5.2 million at September 30, 2005. At December 31, 2005, the net unrealized loss on available-for-sale securities was $6.8 million.

Deposits/Funding Sources

Deposits totaled $731.7 million at September 30, 2006, an increase of $31.1 million from the December 31, 2005 balance, an increase of $50.4 million as compared to the balance recorded at September 30, 2005 and a decrease of $41.2 million as compared to the balance at June 30, 2006. The linked-quarter decrease resulted from a $35.0 million run-off in certificates of deposit of $100,000 or more, and a $9.4 million decrease in other interest bearing deposits.

Borrowings totaled $182.5 million at September 30, 2006, reflecting a decline of $111.5 million, or 37.9%, from the December 31, 2005 balance, a reduction of $188.0 million, or 50.7%, from the balance at September 30, 2005 and a reduction of $4.6 million, or 2.4%, from the balance at June 30, 2006. The September 30, 2006 amount represented 17.9% of total assets, an improvement from 26.4% at December 31, 2005, 31.6% at September 30, 2005 and 17.4% at June 30, 2006, respectively, at the earlier dates. Federal Home Loan Bank of New York advances represented $89.6 million of the September 30, 2006 total, with repurchase agreements representing $92.9 million at the same date.

Stockholders' Equity

Total stockholders’ equity amounted to $96.7 million or 9.38% of total assets at September 30, 2006, compared to $100.0 million or 8.53% of total assets at September 30, 2005 and $99.5 million or 8.92% of total assets at December 31, 2005. Contributions to capital during the nine months ended September 30, 2006 from the Corporation’s option plans and dividend reinvestment and optional stock purchase plan amounted to approximately $535,000, compared to approximately $294,000 for the nine months ended September 30, 2005. The Corporation’s dividend reinvestment and option stock purchase plan is currently a market issuance plan. During most of 2005, that plan was operating under the original issuance method for purchases made for the plan.

Book value per common share was $7.31 at September 30, 2006, compared to $7.45 at September 30, 2005 and $7.41 at December 31, 2005. Tangible book value (i.e., total stockholders’ equity less goodwill and other intangible assets) per common share was $6.00 at September 30, 2006, $6.15 at September 30, 2005 and $6.11 at December 31, 2005. The decline as compared to 2005 reflects the increase in goodwill and other intangible assets resulting from the acquisition of Red Oak Bank.

All common stock per share amounts have been restated to reflect all previously declared and paid common stock splits and common stock dividends. Weighted average shares outstanding reflect 1,015,816 common shares issued in May 2005 in connection with the acquisition of Red Oak Bank and 1,904,761 common shares issued in June 2005 in a private placement. The Corporation repurchased 61,274 shares of common stock in the third quarter of 2006 under its buy back program for a total of 269,578 shares for the nine months ended September 30, 2006.

During the three months ended September 30, 2006, the Corporation purchased 61,274 shares of its common stock, at an average cost per share of $12.95, under the Corporation’s stock buyback program. For the nine months ended September 30, 2006, the Corporation repurchased 269,578 shares at an average cost per share of $11.95. The repurchased shares were recorded as treasury stock, which resulted in a decrease in stockholder’s equity. At September 30, 2006, there were 344,894 shares still available for repurchase under the Corporation’s stock buyback program.

At September 30 2006, the Corporation’s capital ratios continued to exceed the minimum federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

At September 30, 2006, the Corporation’s Tier 1 Capital Leverage ratio was 9.47%, the Corporation’s total Tier 1 Risk Based Capital ratio was 14.62 % and the Corporation’s total Risk Based Capital ratio was 15.35%. Total Tier 1 capital decreased to approximately $97.4 million at September 30, 2006 from $101.4 million at September 30, 2005 and $102.2 million at December 31, 2005.

About Center Bancorp

Center Bancorp, Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, currently operates fourteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (3 locations), Springfield, and Summit, New Jersey. Union Center National Bank also operates remote ATM locations in the Union New Jersey Transit train station, Union Hospital and the Boys and Girls Club of Union. Union Center National Bank recently received approvals to install and operate two additional off-premise ATM locations in the Chatham and Madison New Jersey Transit Stations, which are scheduled to be operational in 2006.

Union Center National Bank is the largest commercial bank headquartered in Union County; it was chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

Non-GAAP Financial Measures

The Corporation’s reference to its total other income, exclusive of the losses recorded on securities sales, may constitute a “non-GAAP financial measure”. The Corporation has provided a reconciliation by also reporting its total other income for the applicable periods. The Corporation believes that the above mentioned reference enhances the public’s ability to compare results between the first three and nine months of 2006 and the first three and nine months of 2005.

Tangible stockholders’ equity represents a non-GAAP financial measure and equals total stockholders’ equity minus recorded intangible assets. The Corporation has provided a reconciliation by also reporting its total stockholders’ equity. The Corporation believes that a disclosure of tangible stockholders’ equity may be helpful for those investors who seek to evaluate the Corporation’s total stockholders’ equity without giving effect to intangible assets.

Tangible book value is a non-GAAP financial measure and represents total stockholders’ equity less goodwill and other intangible assets, calculated on a per common share basis. The Corporation has provided a reconciliation by also reporting its total book value per share. The Corporation believes that a disclosure of tangible book value per share may be helpful for those investors who seek to evaluate the Corporation’s book value per share without giving effect to goodwill and other intangible assets.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future earnings and shareholder returns, net interest margins for future periods, expansion plans ,long-term prospects, opportunities for non-interest income, goals regarding short-term borrowings, future loan balances and operational dates for new ATM machines) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry, and other risks cited in reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Media Inquiries:

Mike Pascale or Tom Johnson
Abernathy MacGregor
212-371-5999

Investor Relations Inquiries:

Anthony C. Weagley
Vice President & Treasurer
Center Bancorp, Inc.
908-206-2886

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollar Amounts in Thousands)	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and due from banks	$18,431	$19,343
Federal funds sold and securities purchased under agreement to resell	7,884	0
Total cash and cash equivalents	26,315	19,343
Investment securities held to maturity (approximate market value of $136,881 in 2006 and $140,628 in 2005)	136,881	140,514
Investment securities available-for-sale	263,049	388,170
Total investment securities	399,930	528,684
Loans, net of unearned income	537,350	505,826
Less — allowance for loan losses	4,908	4,937
Net Loans	532,442	500,889
Premises and equipment, net	18,621	18,343
Accrued interest receivable	5,252	5,875
Bank owned life insurance	21,185	18,588
Other assets	9,335	5,670
Goodwill and other intangible assets	17,346	17,437
Total assets	$1,030,426	$1,114,829

LIABILITIES
Deposits:
Non-interest bearing	$135,280	$139,911
Interest-bearing
Certificate of deposit $100 and over	90,560	154,409
Interest-bearing transactions, savings and time deposits $100 and less	505,887	406,281
Total deposits	731,727	700,601
Term borrowings	89,635	157,370
Fed funds purchased	0	40,000
Overnight FHLB borrowings	0	20,900
Securities sold under agreement to repurchase	92,853	75,693
Subordinated debentures	15,465	15,465
Accounts payable and accrued liabilities	4,069	5,311
Total liabilities	933,749	1,015,340
STOCKHOLDERS’ EQUITY
Preferred Stock, no par value:
Authorized 5,000,000 shares; none issued	0	0
Common stock, no par value: Authorized 20,000,000 shares; issued 14,467,962 and 14,467,962 shares in 2006 and 2005, respectively	65,592	65,592

Additional paid in capital	4,275	3,787
Retained earnings	36,432	38,453
	106,299	107,832
Treasury stock, at cost (1,243,261 and 1,036,334 shares in 2006 and 2005, respectively)	(6,760)	(3,701)
Restricted Stock	0	0
Accumulated other comprehensive loss	(2,862)	(4,642)
Total stockholders’ equity	96,677	99,489
Total liabilities and stockholders’ equity	$1,030,426	$1,114,829

CENTER BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands, Except Per Share Data)	2006	2005	2006	2005
Interest income:	(Unaudited)		(Unaudited)
Interest and fees on loans	$8,345	$7,044	$23,483	$18,005
Interest and dividends on investment securities:
Taxable interest income	3,666	4,824	12,067	14,247
Non-taxable interest income	945	989	2,971	2,954
Dividends	442	717	1,011	1,632
Interest on federal funds sold and securities purchased under agreement to resell	234	0	385	29
Total interest income	13,632	13,574	39,917	36,867
Interest expense:
Interest on certificates of deposit $100 or more	1,180	820	3,883	2,806
Interest on other deposits	4,049	2,105	8,938	5,561
Interest on borrowings	2,451	3,494	8,436	8,081
Total interest expense	7,680	6,419	21,257	16,448
Net interest income	5,952	7,155	18,660	20,419
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	5,952	7,155	18,660	20,419
Other income:
Service charges, commissions and fees	443	501	1,330	1,471
Other income	99	235	309	490
Annuity and insurance	40	49	145	163
Bank owned life insurance	213	185	597	552
Gain (loss) on securities sold	212	326	(3,366)	362
Total other income (loss)	1,007	1,296	(985)	3,038
Other expense:
Salaries and employee benefits	2,955	3,168	9,274	9,049
Occupancy, net	563	575	1,690	1,587
Premises and equipment	461	499	1,376	1,440
Stationery and printing	159	156	548	458
Marketing and advertising	164	183	465	515
Other	1,433	1,356	4,349	3,650
Total other expense	5,735	5,937	17,702	16,699
Income (loss) before income tax expense (benefit)	1,224	2,514	(27)	6,758
Income tax expense (benefit)	(78)	478	(1,634)	1,044
Net income	$1,302	$2,036	$1,607	$5,714
Earnings per share:
Basic	$0.10	$0.15	$0.12	$0.49
Diluted	$0.10	$0.15	$0.12	$0.49
Weighted average common shares outstanding:
Basic	13,234,443	13,427,251	13,314,677	11,607,358
Diluted	13,323,107	13,472,086	13,390,561	11,651,521
All per common share amounts have been adjusted retroactively for common stock splits and  common stock dividends impacting the periods presented.

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

	Nine Month Period Ended September 30,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(tax-equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Investment securities: (1)
Taxable	$329,365	$12,667	5.13%	$426,337	$14,754	4.61%
Non-taxable	116,018	5,041	5.79%	149,829	5,953	5.30%
Federal funds sold and securities purchased under agreement to resell	10,041	385	5.11%	1,459	29	2.65%
Loans, net of unearned income (2)	515,156	23,483	6.08%	438,571	18,005	5.47%
Total interest-earning assets	970,580	41,576	5.71%	1,016,196	38,741	5.08%
Non-interest-earning assets
Cash and due from banks	20,554			19,442
BOLI	19,876			18,106
Intangible assets	17,393			9,898
Other assets	28,320			28,383
Allowance for possible loan losses	(4,937)			(4,389)
Total non-interest-earning assets	81,206			71,440
Total assets	$1,051,786			$1,087,636
Liabilities and stockholders' equity
Interest-bearing liabilities:
Money market deposits	$108,251	$2,572	3.17%	$96,739	$1,505	2.07%
Savings deposits	94,862	1,395	1.96%	115,201	1,187	1.37%
Time deposits	239,473	7,470	4.16%	227,364	4,839	2.84%
Other interest - bearing deposits	120,961	1,384	1.53%	117,799	836	0.95%
Short-term Borrowings and FHLB Advances	236,914	7,429	4.18%	291,966	7,325	3.35%
Subordinated Debentures	15,465	1,007	8.68%	15,465	756	6.52%
Total interest-bearing liabilities	815,926	21,257	3.47%	864,534	16,448	2.54%
Non-interest-bearing liabilities:
Demand deposits	134,222			133,565
Other non-interest-bearing deposits	1,825			3,021
Other liabilities	3,415			5,260
Total non-interest-bearing liabilities	139,462			141,846
Stockholders' equity	96,398			81,256
Total liabilities and stockholders’ equity	$1,051,786			$1,087,636
Net interest income (tax-equivalent basis)		$20,319			$22,293
Net Interest Spread			2.24%			2.54%
Net interest income as percent of earning-assets (net interest margin)			2.79%			2.93%
Tax-equivalent adjustment (3)		(1,659)			(1,874)
Net interest income		$18,660			$20,419
(1) Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent

AVERAGE STATEMENTS OF CONDITION WITH INTEREST AND AVERAGE RATES

	Three Month Period Ended September 30,
	2006			2005
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(tax-equivalent basis, dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Investment securities: (1)
Taxable	$292,914	$3,817	5.21%	$431,669	$5,078	4.71%
Non-taxable	122,772	1,814	5.91%	153,023	2,108	5.51%
Federal funds sold and securities purchased under agreement to resell	17,489	234	5.35%	0	0	0%
Loans, net of unearned income (2)	532,452	8,345	6.27%	498,142	7,043	5.66%
Total interest-earning assets	965,627	14,210	5.89%	1,082,834	14,229	5.26%
Non-interest-earning assets
Cash and due from banks	18,083			18,657
BOLI	21,059			18,291
Intangible Assets	17,363			17,476
Other assets	28,766			30,130
Allowance for possible loan losses	(4,939)			(4,992)
Total non-interest-earning assets	80,332			79,562
Total assets	$1,045,959			$1,162,396
Liabilities and stockholders' equity
Interest-bearing liabilities:
Money market deposits	$165,757	$1,614	3.89%	$99,319	$573	2.31%
Savings deposits	86,544	438	2.02%	118,745	422	1.42%
Time deposits	238,731	2,671	4.48%	201,964	1,528	3.03%
Other interest - bearing deposits	121,344	506	1.67%	126,663	402	1.27%
Short-term Borrowings & FHLB Advances	188,210	2,109	4.48%	354,763	3,200	3.61%
Subordinated Debentures	15,465	342	8.85%	15,465	294	7.60%
Total interest-bearing liabilities	816,051	7,680	3.76%	916,919	6,419	2.80%
Non-interest-bearing liabilities:
Demand deposits	131,692			135,111
Other non-interest-bearing deposits	402			3,934
Other liabilities	2,858			5,683
Total non-interest-bearing liabilities	134,952			144,728
Stockholders' equity	94,956			100,749
Total liabilities and stockholders’ equity	$1,045,959			$1,162,396
Net interest income (tax-equivalent basis)		$6,530			$7,810
Net Interest Spread			2.13%			2.46%
Net interest income as percent
of earning-assets (net interest margin)			2.70%			2.89%
Tax-equivalent adjustment (3)		(578)			(655)
Net interest income		$5,952			$7,155
(1) Average balances for available-for-sale securities are based on amortized cost
(2) Average balances for loans include loans on non-accrual status
(3) The tax-equivalent adjustment was computed based on a statutory Federal income tax rate of 34 percent